Exhibit 99.1

CONSTELLATION BRANDS PRICES
OFFERING OF SENIOR NOTES

ROCHESTER, N.Y., May 4, 2026 - Constellation Brands, Inc. (NYSE: STZ), a leading beverage alcohol company, announced today that it priced the public offering of $500.0 million aggregate principal amount of 4.850% Senior Notes due 2031 (the "notes") for a public offering price of 99.943% of the principal amount of the notes. The notes will be senior obligations that rank equally with all of Constellation’s other senior unsecured indebtedness.

Closing of the offering is expected to occur on May 6, 2026, subject to the satisfaction of customary closing conditions. Constellation intends to use the net proceeds from the offering, together with commercial paper borrowings and/or cash on hand, to redeem prior to maturity all of our outstanding 3.700% Senior Notes due 2026 in the aggregate principal amount of $600 million and for general corporate purposes.

BofA Securities, Inc., Goldman Sachs & Co. LLC, PNC Capital Markets LLC, and Truist Securities, Inc. are acting as the joint book-running managers of the offering. The notes are being offered only by means of a prospectus, including a prospectus supplement, copies of which may be obtained by contacting BofA Securities, Inc. toll-free at (800) 294-1322 or emailing dg.prospectus_requests@bofa.com, contacting Goldman Sachs & Co. LLC collect at (212) 902-1000, contacting PNC Capital Markets LLC toll-free at (855) 881-0697, or contacting Truist Securities, Inc. toll-free at (800) 685-4786. Alternatively, the prospectus and prospectus supplement may be obtained by visiting EDGAR on the SEC website at https://www.sec.gov.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy notes. The notes will not be offered or sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.

ABOUT CONSTELLATION BRANDS
Constellation Brands is an international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Constellation’s brand portfolio includes Modelo Especial, Corona Extra, Modelo Cheladas, Pacifico, Victoria, The Prisoner Wine Company, Robert Mondavi Winery, Kim Crawford, Schrader Cellars, Lingua Franca, Mi CAMPO Tequila, and High West Whiskey.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events, or performance, including statements related to the settlement date of the offering and the anticipated use of proceeds, are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. The forward-looking statements should not be construed in any manner as a guarantee that such events or results will in fact occur or will occur on the timetable contemplated hereby. All forward-looking statements speak only as of the date of this news release and Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Detailed information regarding risk factors with respect to the company and the offering are included in the company’s filings with the SEC, including the prospectus and prospectus supplement for the offering.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Maggie Bowman 213-500-2401 / maggie.bowman@cbrands.com	Blair Veenema 585-284-4433 / blair.veenema@cbrands.com Snehal Shah 847-385-4940 / snehal.shah@cbrands.com David Paccapaniccia 585-282-7227 / david.paccapaniccia@cbrands.com